MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR
THIRD QUARTER 2023

CALABASAS, Calif., November 3, 2023 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, or “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported its third quarter results.
Third Quarter 2023 Highlights Compared to Third Quarter 2022
•Total revenue of $162.0 million, compared to $323.8 million
•Brokerage commissions of $139.8 million, compared to $292.9 million
•Private Client Market brokerage revenue of $91.5 million, compared to $165.5 million
•Middle Market and Larger Transaction Market brokerage revenue of $42.8 million, compared to $120.1 million
•Financing fees of $17.3 million, compared to $28.1 million
•Net loss of $9.2 million, or $0.24 per common share, diluted, compared to net income of $21.4 million, or $0.53 per common share, diluted
•Earnings were impacted by both lower revenue and expenses related to growth initiatives, including talent acquisition and retention
•Adjusted EBITDA of $(6.6) million, compared to $36.6 million
Nine Months 2023 Highlights Compared to Nine Months 2022
•Total revenue of $479.7 million, compared to $1.0 billion
•Brokerage commissions of $415.2 million, compared to $934.5 million
•Private Client Market brokerage revenue of $278.2 million, compared to $536.4 million
•Middle Market and Larger Transaction Market brokerage revenue of $121.8 million, compared to $378.3 million
•Financing fees of $51.0 million, compared to $91.4 million
•Net loss of $23.8 million, or $0.61 per common share, diluted, compared to net income of $96.3 million, or $2.39 per common share, diluted
•Earnings were impacted by expenses related to growth initiatives, including talent acquisition and retention
•Adjusted EBITDA of $(15.1) million, compared to $151.4 million

“MMI’s third-quarter results reflect the prolonged market dislocation caused by the severe interest rate shock and financing constraints,” said Hessam Nadji, president and chief executive officer. “The widened bid/ask spread and high degree of uncertainty is limiting trading activity despite record capital on the sideline. Our strategy to focus on client service, support our team through MMI’s signature training, best practices sharing and culture of collaboration remains steadfast. Powered by our strong balance sheet and leading brand, we are leveraging the current period to attract leading professionals, pursue strategic investments and acquisitions and enhance our technology and brokerage tools.”

Mr. Nadji continued, “Looking ahead, we are positioning MMI to lead in the recovery, which may be delayed due to the Fed’s “higher for longer” stance on interest rates. Values are adjusting to higher interest rates and the Fed is nearing the end of its tightening cycle, two key factors in the transaction volume recovery. Complementary services such as our loan sales and auction divisions we have added in recent years are well-aligned to help lenders and investors execute in the current market. Despite the near-term challenges, our focus remains on fostering client relationships and building for the long term.”
Third Quarter 2023 Results Compared to Third Quarter 2022
Total revenue for the third quarter 2023 was $162.0 million, a decrease of 50.0% compared to $323.8 million for the third quarter 2022.

For real estate brokerage commissions, the average transaction size and the average commission per transaction decreased by 31.6% and 21.2%, respectively, compared to the third quarter 2022. The number of transactions decreased by 39.4%, reducing real estate brokerage commissions to $139.8 million, a 52.3% reduction from the same period in the prior year. Compared to the third quarter 2022, Private Client Market revenue decreased by 44.7%, and the combined Middle Market and Larger Transaction Market revenue decreased by 64.3%.

For financing fees, the average fee per transaction and the average transaction size increased by 11.9% and 8.7% respectively, while the number of transactions decreased by 46.7%, resulting in a decrease in financing fees to $17.3 million, a 38.6% reduction from the same period in the prior year.

Total operating expenses for the third quarter 2023 were $177.5 million, compared to $293.3 million for the same period in the prior year. The change was primarily due to reductions of 51.9% in cost of services and 5.2% in selling, general and administrative expenses, partially offset by a 24.4% increase in depreciation and amortization expenses. Cost of services as a percentage of total revenue decreased by 250 basis points to 64.6% compared to the same period during the prior year.

Selling, general and administrative expenses for the third quarter 2023 were $69.2 million, compared to $73.0 million, for the same period in 2022. The change was primarily due to a reduction in compensation-related costs, specifically performance-based bonuses for the third quarter 2023, partially offset by an increased investment in business development, marketing and other support related to the long-term talent acquisition and retention of sales and financing professionals.

Net loss for the third quarter 2023 was $9.2 million, or $0.24 per common share, diluted, compared to a net income of $21.4 million, or $0.53 per common share, diluted, for the same period in 2022. Adjusted EBITDA for the third quarter 2023 was $(6.6) million, compared to $36.6 million for the same period in the prior year, primarily as a result of the decrease in operating income.
Nine Months 2023 Results Compared to Nine Months 2022
Total revenues for the nine months ended September 30, 2023 were $479.7 million, compared to $1.0 billion for the same period in the prior year, a decrease of $559.6 million, or 53.8%. Total operating expenses for the nine months ended September 30, 2023 decreased by 42.5% to $521.9 million compared to $907.7 million for the same period in the prior year. Cost of services as a percent of total revenues decreased to 62.8%, down 170 basis points compared to the nine months of 2022. The Company’s net loss for the nine months ended September 30, 2023 was $23.8 million, or $0.61 per common share, diluted, compared to a net income of $96.3 million, or $2.39 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2023 decreased to $(15.1) million, from $151.4 million for the same period in the prior year. As of September 30, 2023, the Company had 1,820 investment sales and financing professionals, compared to 1,880 at the end of the same period last year.
Capital Allocation
On August 1, 2023, the Board of Directors declared a semi-annual regular dividend of $0.25 per share, with a payment date of October 6, 2023, to stockholders of record at the close of business on September 15, 2023.

During the nine months ended September 30, 2023, the Company repurchased 1,098,561 shares of common stock at an average price of $31.28 per share for a total price of $34.4 million.

After accounting for shares repurchased through October 31, 2023, Marcus & Millichap has approximately $71.5 million available to repurchase shares under its program. No time limit has been established for the completion of the program, and the repurchases are expected to be executed from time-to-time, subject to general business and market conditions and other investment opportunities, through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans.
Business Outlook
The economy and commercial real estate transaction market are expected to remain choppy through the remainder of 2023 as political and geopolitical instability together with higher interest rates and lender caution lengthen the price discovery process and the buyer/seller expectation gap remains wide. However, the Company believes it remains well positioned to achieve long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all commercial property sales transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI have an estimated 20% share of this segment by transaction count.

Key factors that may influence the Company’s business during the remainder of 2023 include:
•Volatility in market sales and investor sentiment driven by:
◦The elevated cost and availability of debt capital
◦Higher interest rate fluctuations and the heightened bid-ask spread between buyers and sellers
◦Risks of potential recession and the resulting reduction of CRE space demand that results from uncertainty
◦Possible impact to investor sentiment related to potential tax and other policy changes which may contribute to transaction acceleration and/or future fluctuations in sales and financing activity
◦Rising operating costs driven by wages, insurance, taxes and construction materials
•Volatility in each of the Company’s real estate markets
•Increase in costs related to in-person events, client meetings, and conferences
•Global geopolitical uncertainty, which may cause investors to refrain from transacting
•The potential for acquisition activity and subsequent integration
Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.
Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, November 3, 2023 through 11:59 p.m. Eastern Time on Friday, November 17, 2023 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13740771.
About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of September 30, 2023, the Company had 1,820 investment sales and financing professionals in more than 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 5,599 transactions during the nine months ended September 30, 2023, with a sales volume of $31.7 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements, including the Company’s business outlook for 2023, expectations for future interest rates and inflation, the execution of our capital return program, and expectations for a return to growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets, a worsening of economic conditions, and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of rising inflation and higher interest rates;
•our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cyber and ransomware attacks, and any related impact on our reputation;
•changes in interest rates, availability of capital, tax laws, employment laws or other government regulation affecting our business;
•our ability to successfully identify, negotiate, execute and integrate accretive acquisitions; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” "goal," “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Form 10-Q for the quarter ended September 30, 2023. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Real estate brokerage commissions	$139,817	$292,889	$415,193	$934,483
Financing fees	17,257	28,099	51,021	91,363
Other revenue	4,952	2,852	13,470	13,415
Total revenue	162,026	323,840	479,684	1,039,261
Operating expenses:
Cost of services	104,628	217,360	301,218	670,170
Selling, general and administrative	69,192	73,004	210,321	227,380
Depreciation and amortization	3,637	2,924	10,312	10,167
Total operating expenses	177,457	293,288	521,851	907,717
Operating (loss) income	(15,431)	30,552	(42,167)	131,544
Other income, net	4,422	978	14,122	967
Interest expense	(241)	(229)	(672)	(547)
(Loss) income before (benefit) provision for income taxes	(11,250)	31,301	(28,717)	131,964
(Benefit) provision for income taxes	(2,010)	9,939	(4,915)	35,651
Net (loss) income	$(9,240)	$21,362	$(23,802)	$96,313

(Loss) earnings per share:
Basic	$(0.24)	$0.53	$(0.61)	$2.40
Diluted	$(0.24)	$0.53	$(0.61)	$2.39
Weighted average common shares outstanding:
Basic	38,492	40,086	38,740	40,038
Diluted	38,492	40,302	38,740	40,358

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was approximately $11.4 billion for the three months ended September 30, 2023, encompassing 1,846 transactions consisting of $7.4 billion for real estate brokerage (1,361 transactions), $1.9 billion for financing (276 transactions) and $2.1 billion in other transactions, including consulting and advisory services (209 transactions). Total sales volume was $31.7 billion for the nine months ended September 30, 2023, encompassing 5,599 transactions consisting of $22.1 billion for real estate brokerage (4,062 transactions), $5.3 billion for financing (839 transactions) and $4.3 billion in other transactions, including consulting and advisory services (698 transactions). As of September 30, 2023, the Company had 1,723 investment sales professionals and 97 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Real Estate Brokerage	2023	2022	2023	2022
Average Number of Investment Sales Professionals	1,733	1,792	1,757	1,823
Average Number of Transactions per Investment Sales Professional	0.79	1.25	2.31	3.88
Average Commission per Transaction	$102,731	$130,405	$102,214	$132,213
Average Commission Rate	1.88%	1.63%	1.88%	1.70%
Average Transaction Size (in thousands)	$5,462	$7,981	$5,442	$7,781
Total Number of Transactions	1,361	2,246	4,062	7,068
Total Sales Volume (in millions)	$7,433	$17,926	$22,107	$54,999

	Three Months Ended September 30,		Nine Months Ended September 30,
Financing (1)	2023	2022	2023	2022
Average Number of Financing Professionals	96	87	95	86
Average Number of Transactions per Financing Professional	2.88	5.95	8.83	20.17
Average Fee per Transaction	$50,062	$44,751	$49,606	$44,363
Average Fee Rate	0.73%	0.70%	0.79%	0.74%
Average Transaction Size (in thousands)	$6,904	$6,350	$6,288	$6,021
Total Number of Transactions	276	518	839	1,735
Total Financing Volume (in millions)	$1,906	$3,289	$5,276	$10,447
(1)Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenue by commercial real estate market segment for real estate brokerage:

	Three Months Ended September 30,
	2023			2022			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	208	$122	$5,511	243	$154	$7,252	(35)	$(32)	$(1,741)
Private Client Market ($1 – <$10 million)	1,014	3,344	91,466	1,658	5,885	165,534	(644)	$(2,541)	$(74,068)
Middle Market ($10 – <$20 million)	75	1,002	18,647	188	2,527	46,901	(113)	$(1,525)	$(28,254)
Larger Transaction Market (≥$20 million)	64	2,965	24,193	157	9,360	73,202	(93)	$(6,395)	$(49,009)
	1,361	$7,433	$139,817	2,246	$17,926	$292,889	(885)	$(10,493)	$(153,072)

	Nine Months Ended September 30,
	2023			2022			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	600	$358	$15,214	728	$450	$19,711	(128)	$(92)	$(4,497)
Private Client Market ($1 – <$10 million)	3,054	10,169	278,207	5,285	18,929	536,433	(2,231)	$(8,760)	$(258,226)
Middle Market ($10 – <$20 million)	218	2,923	53,440	581	7,849	150,117	(363)	$(4,926)	$(96,677)
Larger Transaction Market (≥$20 million)	190	8,657	68,332	474	27,771	228,222	(284)	$(19,114)	$(159,890)
	4,062	$22,107	$415,193	7,068	$54,999	$934,483	(3,006)	$(32,892)	$(519,290)

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)

	September 30, 2023 (unaudited)	December 31, 2022
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$224,174	$235,873
Commissions receivable	14,751	8,453
Prepaid expenses	6,457	9,411
Income tax receivable	9,404	8,682
Marketable debt securities, available-for-sale (amortized cost of $116,989 and $254,682 at September 30, 2023 and December 31, 2022, respectively, and $0 allowance for credit losses)	116,713	253,434
Advances and loans, net	3,567	4,005
Other assets, current	14,796	7,282
Total current assets	389,862	527,140
Property and equipment, net	28,088	27,644
Operating lease right-of-use assets, net	96,878	87,945
Marketable debt securities, available-for-sale (amortized cost of $74,776 and $72,819 at September 30, 2023 and December 31, 2022, respectively, and $0 allowance for credit losses)	70,510	68,595
Assets held in rabbi trust	10,065	9,553
Deferred tax assets, net	46,009	41,321
Goodwill and other intangible assets, net	52,087	55,696
Advances and loans, net	178,952	169,955
Other assets, non-current	9,662	15,859
Total assets	$882,113	$1,003,708
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,151	$11,450
Deferred compensation and commissions	46,143	75,321
Operating lease liabilities	18,272	16,984
Accrued bonuses and other employee related expenses	15,342	38,327
Other liabilities, current	14,450	9,933
Total current liabilities	103,358	152,015
Deferred compensation and commissions	45,151	64,461
Operating lease liabilities	73,924	65,109
Other liabilities, non-current	10,327	8,614
Total liabilities	232,760	290,199
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at September 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,546,059 and 39,255,838 at September 30, 2023 and December 31, 2022, respectively	4	4
Additional paid-in capital	145,220	131,541
Retained earnings	507,045	585,581
Accumulated other comprehensive loss	(2,916)	(3,617)
Total stockholders’ equity	649,353	713,509
Total liabilities and stockholders’ equity	$882,113	$1,003,708

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)

Adjusted EBITDA Reconciliation
Adjusted EBITDA, which the Company defines as net (loss) income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash, cash equivalents, and restricted cash, (ii) interest expense, (iii) (benefit) provision for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net (loss) income	$(9,240)	$21,362	$(23,802)	$96,313
Adjustments:
Interest income and other (1)	(4,721)	(2,365)	(13,201)	(3,959)
Interest expense	241	229	672	547
(Benefit) provision for income taxes	(2,010)	9,939	(4,915)	35,651
Depreciation and amortization	3,637	2,924	10,312	10,167
Stock-based compensation	5,446	4,544	15,808	12,675
Adjusted EBITDA	$(6,647)	$36,633	$(15,126)	$151,394
(1)Other includes net realized gains (losses) on marketable debt securities available-for-sale.

Glossary of Terms
•Private Client Market segment: transactions with values from $1 million to up to but less than $10 million
•Middle Market segment: transactions with values from $10 million to up to but less than $20 million
•Larger Transaction Market segment: transactions with values of $20 million and above
•Acquisitions: acquisition of businesses accounted for as a business combination in accordance with generally accepted accounting standards

Certain Adjusted Metrics
Real Estate Brokerage
Following are actual and as adjusted metrics excluding any large transactions in our real estate brokerage business in excess of $300 million:

	Three Months Ended September 30, 2023		Nine Months Ended September 30, 2023
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total Sales Volume Decrease	(58.5)%	(54.7)%	(59.8)%	(56.6)%
Average Commission Rate Increase	15.3%	11.2%	10.6%	5.6%
Average Transaction Size Decrease	(31.6)%	(25.4)%	(30.1)%	(24.6)%

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com